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                                                                      Exhibit 16


                                                                 August 14, 1997


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Ciprico, Inc. and, under the date of November 6, 1996, we reported on the consolidated financial statements of Ciprico, Inc. and subsidiaries as of and for the years ended September 30, 1996 and 1995. On August 11, 1997, our appointment as principal accountants was terminated. We have read Ciprico, Inc.'s statements included under Item 4 of its Form 8-K dated August 11, 1997, and we agree with such statements.

                                        Very truly yours,

                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP




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